Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of March 4, 2015 (the “Effective Date”), by and among FestreamTV, Corp., a Delaware corporation (the “Company”), and John Petrocelli (the “Employee”). In consideration of the mutual covenants contained in this Agreement, the Company and the Employee agree as follows:

1.                  Services. The Company agrees to employ the Employee to serve as its President and to provide the services described in Section 2 below, and the Employee agrees to serve in such capacity and to provide such services to the Company on the terms and conditions set forth in this Agreement.

2.                  Scope of Services. The Employee shall serve as the President of the Company. The Employee shall perform such duties as are usual and customary for such position and such other duties as the Board of Directors of the Company (the “Board of Directors”) and/or the Chief Executive Officer of Loton, Corp (the “Parent”) shall reasonably assign to him from time to time. The Employee shall use his prudent business judgment and shall devote such time on a first-priority basis consistent with his other substantial commitments as is reasonably necessary to fulfill his duties hereunder. The Employee’s duties shall include serving in a leadership role of the Company and managing and building the Company’s digital agency, streaming music content business and production team. The Employee shall work in conjunction with the Parent’s Chief Executive Officer and other senior executive officers or as otherwise directed by the Board of Directors.

3.                  Term. Subject to the provisions of Section 6, the term of this Agreement (the “Term”) shall be two (2) year from the Effective Date.

4.                  Compensation. The compensation payable to the Employee under this Agreement shall be as follows:

    (a)                Salary. For all services rendered by the Employee under this Agreement, the Company shall pay the Employee a monthly salary of seven thousand five hundred dollars ($7,500) per month (the “Salary”); provided that, upon the Company successfully entering into a festival streaming rights agreement with the Governor’s Ball music festival or any other major festival or content experience series having a term of three (3) or more years, the Salary will be increased five thousand dollars ($5,000) per month; provided, further, that upon the Company entering into five (5) festival streaming rights or content experience series agreements having a term of three (3) or more years (each, a “Completed Festival Agreement”, and upon entering into five (5) Completed Festival Agreements, the “Trigger Event”), the Salary will be increased to an amount equal to (i) two hundred and fifty thousand dollars ($250,0000) minus the (ii) amount of Salary received by the Employee for such calendar year, prorated from the date of the Trigger Event through the remainder of the calendar year such that the Employee shall receive an aggregate Salary amount equal to two hundred and fifty thousand dollars ($250,0000) for the calendar year. The Salary shall be payable commencing on the Effective Date in periodic installments in accordance with the Company’s or the Parent’s usual practice for its employees, but in no event less than twice monthly over the year in which the applicable portion of the Salary is earned.

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     (b)               Performance Bonus. During the Term, the Employee shall be entitled, at the discretion of the Board of Directors, to receive an annual incentive bonus in an amount up to one hundred percent (100%) of the Salary received by the Employee for such calendar year.

     (c)                Reimbursement of Business Expenses. The Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in performing services with respect to the Company during the Term, in accordance with the Company’s or the Parent’s policies and procedures for its senior executives, as in effect from time to time, including but not limited to, air travel, meals and entertainment, fuel costs for transportation, wireless mobile communications, and personal computer equipment.

    (d)               Restricted Stock Grant. On the Effective Date, the Company shall grant the Employee five hundred thousand (500,000) shares of restricted common stock of the Parent (the “Shares”), subject to the terms and conditions specified in the attached Restricted Stock Agreement, the form of which is attached as Exhibit A hereto, which shall vest in accordance with the Restricted Stock Agreement.

     (e)                Exclusivity of Compensation. The Employee shall not be entitled to any payments or benefits other than those provided under this Agreement.

5.                  Key Man Insurance. If the Company, in its sole and absolute discretion and at its sole cost and expense, determines to purchase a “key man” life and/or disability insurance policy with the respect to the Employee, the Employee shall reasonably cooperate with the Company’s efforts to obtain such insurance policy, including, without limitation, by submitting to customary medical tests and providing customary personal and medical information. The Employee shall not be entitled to any benefits under any such insurance policy.

6.                  Termination. Notwithstanding the provisions of Section 3, the Employee’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6. For purposes of this Agreement, the date of the Employee’s termination (the “Termination Date”) shall mean the date of the Employee’s “separation from service” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

      (a)                Termination by the Company for Cause. The Employee’s employment under this Agreement may be terminated for Cause without further liability on the part of the Company effective immediately upon a vote of the Board of Directors in which not less than two-thirds (2/3) of its members vote to terminate and written notice to the Employee. Only the following shall constitute “Cause” for such termination:

  (i)                 any act committed by the Employee against the Company or any of its affiliates which involves fraud, willful misconduct, gross negligence; or

  (ii)               the commission by the Employee of, or indictment for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

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     (b)               Termination by the Company Without Cause. Subject to the payment of Termination Benefits pursuant to Section 6(e)(ii), the Employee’s employment under this Agreement may be terminated by the Company without Cause upon not less than fifteen (15) days’ prior written notice to the Employee. Termination by the Company within twelve (12) months of a Change of Control in the absence of Cause shall be conclusively deemed a Termination by the Company without Cause. For purposes hereof, “Change of Control” shall mean the occurrence of any of the following: upon the sale of all or substantially all of the assets of the Company or upon the merger or reorganization of the Company following which the equityholders of the Company immediately prior to the consummation of such merger or reorganization collectively own less than fifty percent (50%) of the voting power of the resulting entity.

    (c)                Death. The Employee’s employment with the Company shall terminate automatically upon his death.

    (d)               Disability. If the Employee shall become Disabled so as to be unable to perform the essential functions of the Employee’s then existing services under this Agreement with or without reasonable accommodation, the Board of Directors may terminate this Agreement upon written notice to the Employee. For purposes hereof, the term “Disabled” or “Disability” shall mean a written determination that the Employee, as certified by at least two (2) duly licensed and qualified physicians, one (1) approved by the Board of Directors of the Company and one (1) physician approved by the Employee (the “Examining Physicians”), or, in the event of the Employee’s total physical or mental disability, the Employee’s legal representative, that the Employee suffers from a physical or mental impairment that renders the Employee unable to perform the Employee’s services under this Agreement and that such impairment can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12) month period; provided, that the Employee’s primary care physician may not serve as one of the Examining Physicians without the consent of the Company and the Employee (or the Employee’s legal representation). The Employee shall cooperate with any reasonable request of a physician to submit to a physical examination for purposes of such certification. Nothing in this Section 6(d) shall be construed to waive the Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

     (e)                Compensation Upon Termination.

  (i)                 Termination Generally. If the Employee’s employment by the Company is terminated for any reason during or upon expiration of the Term, the Company shall pay or provide to the Employee (or to his authorized representative or estate) (i) any earned but unpaid portion of the Salary payable on the Termination Date and (ii) any unpaid expense reimbursements, payable in accordance with the Company’s or the Parent’s reimbursement policies (collectively, the “Accrued Compensation”).

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 (ii)               Termination by the Company Without Cause. In the event of termination of the Employee’s employment by the Company without Cause pursuant to Section 6(b) above prior to the expiration of the Term, and subject to the Employee’ execution and delivery of a release of any and all legal claims in a form satisfactory to the Company within forty-five (45) days of the Termination Date (the “Release Period”), the Company shall provide to the Employee, in addition to the Accrued Compensation, a severance payment in an amount equal the Salary that the Employee would have earned had the Employee remained employed with the Company for the period commencing on termination of the Employee’s employment by the Company and ending on the later to occur of (i) one (1) year thereafter or (ii) the expiration of the Term (“Termination Benefits”).

The Company acknowledges and agrees that under certain circumstances involving the termination of the Employee’s employment and/or a Change of Control transaction involving the Company, the Employee shall be entitled to accelerated vesting on the Shares, all to the extent provided in Section 2(a) of that Restricted Stock Agreement, the form of which is attached as Exhibit A hereto.

Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A.

(iii)             Termination by Reason of Death, Disability or Expiration of Term. If the Employee’s employment is terminated on account of the Employee’s death pursuant to Section 6(c), Disability pursuant to Section 6(d), or the failure of the parties to extend the Term, the Company shall have no further obligation to the Employee other than the payment of his Accrued Compensation.

(iv)             Termination by Reason of Cause or Employee’s Voluntary Termination. If the Employee’s employment is terminated for Cause or the Employee voluntarily terminates this Agreement prior to the expiration of the Term, the Company shall have no further obligation to the Employee other than payment of his Accrued Compensation.

7.                  Confidential Information, Nonsolicitation and Cooperation.

      (a)                Confidential Information. As used in this Agreement, “Confidential Information” means proprietary information of the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Company, as well as other information to which the Employee may have access in connection with the Employee’s provision of services. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of the Employee’s duties under Section 7(b), or (ii) information obtained in good faith by the Employee from a third party who was lawfully in possession of such information and not subject to an obligation of confidentiality owed to the Company

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    (b)               Duty of Confidentiality. The Employee understands and agrees that the Employee’s employment creates a relationship of confidence and trust between the Employee and the Company with respect to all Confidential Information. At all times, both during the Employee’s employment by the Company and after termination, the Employee will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except (i) as may be necessary in the ordinary course of performing the Employee’s services to the Company or (ii) as may be required in response to a valid order by a court or other governmental body or as otherwise required by law (provided that if the Employee is so required to disclose the Confidential Information, the Employee shall (i) immediately notify the Company of such required disclosure sufficiently in advance of the intended disclosure to permit the Company to seek a protective order or take other appropriate action, (ii) cooperate in any effort by the Company to obtain a protective order or other reasonable assurance that confidential treatment will be afforded the Confidential Information).

    (c)                Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Employee by the Company or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Company. The Employee will return to the Company all such materials and property as and when requested by the Company. In any event, the Employee will return all such materials and property immediately upon termination of the Employee’s employment for any reason. The Employee will not retain with the Employee any such material or property or any copies thereof after such termination.

    (d)               Nonsolicitation. During the Term and for one (1) year thereafter, the Employee (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than subordinate employees whose employment was terminated in the course of the Employee’s employment with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Employee understands that the restrictions set forth in this Section 7(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

     (e)                Third-Party Agreements and Rights. The Employee hereby confirms that the Employee is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Employee’s use or disclosure of information or the Employee’s employment in any business. The Employee represents to the Company that the Employee’s execution of this Agreement, the Employee’s employment with the Company and the performance of the Employee’s proposed services for the Company will not violate any obligations the Employee may have to any such previous employer or other party. In the Employee’s work for the Company, the Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Employee will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

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    (f)                Litigation and Regulatory Cooperation. During and after the Employee’s employment with the Company, the Employee shall cooperate reasonably with requests from the Company, or the Company’s legal counsel, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company. The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company.

    (g)               Injunction. The Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Employee of the promises set forth in this Section 7, and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Employee agrees that if the Employee breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the need to post a bond or other security.

8.                  Arbitration of Disputes. The parties agree to submit any claim, controversy or dispute arising out of or relating to this Agreement or the relationship created by this Agreement to binding arbitration in accordance with the terms hereof. Such arbitration may be initiated by either party serving upon the other notice stating that the notifying party desires to have such controversy reviewed by a single arbitrator to be conducted in accordance with and subject to the rules of JAMS in effect from time to time. The arbitration proceedings shall be conducted in Los Angeles County, California. The decision in writing of the arbitrator shall be final and conclusive upon the parties. The costs and expenses of arbitration, including the compensation and expenses of the arbitrator, shall be borne by the non-prevailing parties as the arbitrator may determine. Any party may apply to any court which has jurisdiction for an order confirming the award. Any right of either party to judicial action on any matter subject to arbitration hereunder is hereby waived, except suit to enforce the arbitration award.

9.                  Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

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10.               Assignment; Successors and Assigns, etc. Neither the Company nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; but the Company may assign its rights under this Agreement without the consent of the Employee, in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity, in which event the Company will obtain a written confirmation of the assumption of the Company’s obligation hereunder for the benefit of the Employee. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, and their respective successors, executors, administrators, heirs and permitted assigns.

11.               Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.               Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.               Notices. Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

FestreamTV, Corp.
269 South Beverly Drive, Suite 1450

Beverly Hills, CA 90212

If to the Employee:

__________________

__________________

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one (1) business day following delivery by the sender to a recognized courier service, or three (3) business days following mailing by registered or certified mail.

14.              Third Party Beneficiary; Amendment. The Employee and the Company acknowledge and agree that no third party shall have any rights or benefits under this Agreement.

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This Agreement may be amended or modified only by a written instrument signed by the Employee and the Company.

15.               Governing Law. This Agreement has been entered into in the State of California and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such state.

16.               Counterparts. This Agreement may be executed in any number of original, facsimile or other electronic counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

17.              No Prior Agreements. The Employee hereby represents and warrants to the Company that the execution of this Agreement by the Employee, the Employee’s employment by the Company, and the performance of the Employee’s services hereunder will not violate or constitute a breach of any agreement, including any non-competition agreement, invention or confidentiality agreement, with a former employer, client or any other person or entity. Further, the Employee agrees to indemnify the Company for any loss, including, but not limited to, reasonable attorneys’ fees and expenses, that the Company may incur based upon or arising out of the Employee’s breach of this Section 17.

18.              Indemnification. The Company shall indemnify the Employee against and hold the Employee harmless from any costs, liabilities, losses and exposures for the Employee’s services as the President of the Company (or any successor in interest thereof), whether before or after the Effective Date, to the maximum extent permitted under applicable law or regulation. If the Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against the Employee), by reason of the fact that the Employee is or was performing services to the Company under this Agreement or while acting as an executive officer of the Company, the Company shall indemnify the Employee against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by the Employee in connection therewith, to the maximum extent permitted under applicable law or regulation. If the Employee is made a party to any third-party action, complaint, suit or proceeding, the Employee shall give prompt notice thereof to the Company, and the Company shall have the right to assume and control the defense of such action, complaint, suit or proceeding; provided that if legal counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing the Employee, the Employee may engage separate counsel and the Company shall reimburse all reasonable attorneys’ fees and reasonable expenses of such separate counsel. Notwithstanding the foregoing, the Company shall not have, and the Employee acknowledges and agrees that the Company does not have, any obligation to indemnify the Employee under this Section 18 or under its certificate of incorporation or bylaws, with respect to (a) any breach of representation, warranty or covenant committed by the Employee under this Agreement, or (b) any action or inaction by the Employee where the Employee failed to act in good faith and in a manner the Employee reasonably believed to be in, or not opposed to, the best interests of the Company, or with respect to any criminal action or proceeding, the Employee had reasonable cause to believe that his conduct was unlawful.

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19.               Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by the Company to the Employee, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which the Employee’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A). Each payment provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Employee constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and the Employee shall have no discretion with respect to the timing of payments except as permitted under Section 409A. In the event that the Employee is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (a) the first (1st) day of the seventh (7th) complete calendar month following such termination of employment, or (b) the Employee’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one (1) calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Employee incurs such expenses, and the Employee shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The Employee shall be responsible for the payment of all taxes applicable to payments or benefits received from the Company. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Section 409A; however, the Company shall have no liability to the Employee, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Employee or any successor or beneficiary thereof.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company and by the Employee as of the Effective Date.

COMPANY

FestreamTV, Corp.

By:	/s/ Robert S. Ellin
Name: Robert S. Ellin
Title: Executive Chairman and President

EMPLOYEE

Name:	/s/ John Petrocelli
John Petrocelli

Exhibit A

Form of Restricted Stock Agreement

RESTRICTED STOCK AGREEMENT

LOTON, CORP

RESTRICTED STOCK AGREEMENT (the “Agreement”) made as of ____________, 2015 (the “Grant Date”), between Loton, Corp, a Nevada corporation (the “Company”), and John Petrocelli (the “Holder”).

WHEREAS, FestreamTV, Corp., a wholly-owned subsidiary of the Company, has entered into an Employment Agreement with the Holder dated as of even date herewith (the “Employment Agreement”);

WHEREAS, in connection with the Holder’s services under the Employment Agreement, the Company desires to offer to the Holder shares of the Company’s common stock, $.001 par value per share (“Common Stock”), all on the terms and conditions hereinafter set forth; and

WHEREAS, the Holder wishes to accept said offer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  Terms of Grant. The Holder hereby accepts the offer of the Company to issue to the Holder, in accordance with the terms of this Agreement fifty thousand (500,000) shares of Common Stock (such shares subject to adjustment pursuant to Section 2(g) hereof, the “Granted Shares”).

2.                  Vesting and Other Restrictions.

(a)                Vesting Schedule. The Granted Shares shall vest as follows: (i) one third (1/3) shall vest upon the Company successfully entering into a festival streaming rights agreement with the Governor’s Ball music festival (or other equivalent size festival) having a term of three (3) or more years; (ii) one third (1/3) shall vest upon the Company entering into four (4) additional Completed Festival Agreements (as defined in the Employment Agreement) following the occurrence of sub-clause (i) hereof; and (iii) one third (1/3) shall vest upon the earlier to occur of (a) the Company entering into fifteen (15) total Completed Festival Agreements and (b) two (2) years following the Effective Date, in each case, following the occurrence of sub-clause (ii) hereof; provided, however, that all unvested shares of restricted common stock shall vest immediately upon the sale of all or substantially all of the assets of the Company or upon the merger or reorganization of the Company following which the equity holders of the Company immediately prior to the consummation of such merger or reorganization collectively own less than fifty percent (50%) of the voting power of the resulting entity (a “Change of Control”). The Granted Shares shall be subject to a one (1) year lock up following the vesting of the Granted Shares. If the Holder has failed to receive one hundred fifty thousand dollars ($150,000) in Salary for the calendar year ending on December 31, 2015, the Company will advance up to twenty five thousand dollars ($25,000) for tax liability at the time that the Holder’s 2015 individual federal and state tax returns are due and payable with respect to the Holder’s grant of the Shares pursuant to this Section 2(a), and such advance shall be deducted from the Holder’s Salary (as defined in the Employment Agreement) in equal installments of five thousand dollars ($5,000) per month for the five (5)-month period following the date such advance is provided. For the avoidance of doubt, if the vesting conditions set forth in this Section 2(a) or a Change of Control do not occur prior to the end of the Term (as defined in the Employment Agreement), all unvested Granted Shares shall be forfeited and immediately cancelled without further action on the part of the Holder or the Company. All Granted Shares shall be subject to a one (1) year lock-up following the vesting of such Granted Shares.

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(b)               Prohibition on Transfer. The Holder recognizes and agrees that all Granted Shares, even if fully vested in accordance with Section 2(a), may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, other than to the Company (or its designee) for a period of one (1) year from the date such shares vest in accordance with Section 2(a) (the “Holding Period”). The Company shall not be required to transfer any Granted Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Section 2(b), or to treat as the owner of such Granted Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Granted Shares shall have been so sold, assigned or otherwise transferred, in violation of this Section 2(b).

(c)                Escrow. The certificates representing all Granted Shares issued to the Holder hereunder shall be delivered to the Company and the Company shall hold such Granted Shares in escrow as provided in this Section 2(c). The Company shall release from escrow and deliver to the Holder within thirty (30) days of the Holding Period (with respect to any vested shares) a certificate for the whole number of Granted Shares which have vested and for which the Holding Period has expired. In the event that the vesting conditions set forth above have not been satisfied prior to the expiration of the Term, the Company shall release from escrow as of the last date of the Term and cancel a certificate for the number of Granted Shares so forfeited. Any securities distributed in respect of the Granted Shares held in escrow, including, without limitation, shares issued as a result of stock splits, stock dividends or other recapitalizations, shall also be held in escrow in the same manner as the Granted Shares.

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(d)                 Failure to Deliver Granted Shares. In the event that the Granted Shares to be cancelled by the Company under this Agreement or subject to the Holding Period are not in the Company’s possession pursuant to Section 2(c) above or otherwise and the Holder or the Holder’s successor or permitted assignee fails to deliver such Granted Shares to the Company (or its designee), the Company may immediately take such action as is appropriate to transfer record title of such Granted Shares from the Holder to the Company (or its designee) and treat the Holder and such Granted Shares in all respects as if delivery of such Granted Shares had been made as required by this Agreement. The Holder hereby irrevocably grants the Company a power of attorney which shall be coupled with an interest for the purpose of effectuating the preceding sentence.

(e)                   Adjustments.

i.	Upon (or, immediately prior to) any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split, any merger, combination, consolidation, or other reorganization; any split-up, spin-off, or similar extraordinary dividend distribution in respect of the Common Stock, or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock, then the Company may equitably and proportionately adjust (i) the number, amount and type of shares of the Granted Shares, (ii) the grant, purchase, or exercise price of the Granted Shares and/or (iii) the securities, cash or other property deliverable upon vesting of the Granted Shares, in each case, to the extent necessary to preserve the level of employment incentives to the Holder intended by this Agreement.

ii.	Upon a Change of Control, the Company may make provisions for a cash payment for the settlement, assumption, substitution or exchange of any or all of the Granted Shares (based on the fair market value, on the date of the Change in Control, of the Granted Shares), based on any reasonable evaluation method selected by the Company.

iii.	It is intended that, to the extent possible, any adjustments contemplated by this Section 2(e) shall be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 409A of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Any good faith determination by the Company as to whether an adjustment is required in the circumstances pursuant to this Section 2(e), and the extent and nature of any such adjustment, shall be conclusive and binding.

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3.                   General Restrictions on Transfer of Granted Shares.

(a)                The Holder agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and such Holder is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Granted Shares, then it will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Granted Shares or other securities of the Company held by him or her during such period as is determined by the Company and the underwriters, not to exceed one hundred and eighty (180) days following the closing of the offering, plus such additional period of time as may be required to comply with FINRA Rule 2711 or similar rules thereto (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Notwithstanding whether the Holder has signed such an agreement, the Company may impose stop- transfer instructions with respect to the Granted Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.

(b)               The Holder acknowledges and agrees that neither the Company nor its shareholders nor its directors and officers, has any duty or obligation to disclose to the Holder any material information regarding the business of the Company or affecting the value of the Granted Shares at any time, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

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4.                  Purchase for Investment; Securities Law Compliance. The offering and sale of the Granted Shares have not been effectively registered under the Securities Act of 1933, as amended (the “1933 Act”). The Holder hereby represents and warrants that he is acquiring the Granted Shares for his own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Granted Shares. The Holder understands that because the Granted Shares have not been registered under the 1933 Act, the Holder must continue to bear the economic risk of the investment for an indefinite period of time. The Holder represents and warrants that the Holder (a) has been furnished with all information which it deems necessary to evaluate the merits and risks of the receipt of the Granted Shares, (b) has had the opportunity to ask questions concerning the Granted Shares and the Company and all questions posed have been answered to his satisfaction, (c) has been given the opportunity to obtain any additional information he deems necessary to verify the accuracy of any information obtained concerning the Granted Shares and the Company and (d) has such knowledge and experience in financial and business matters that the Holder is able to evaluate the merits and risks of investing in the Granted Shares and to make an informed investment decision relating thereto. The Holder specifically acknowledges and agrees that any sales of Granted Shares shall be made in accordance with the requirements of the 1933 Act, in a transaction as to which the Company shall have received an opinion of counsel satisfactory to it confirming such compliance. The Holder shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing the Granted Shares issued:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledge, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

5.                  No Rights as a Stockholder. The Holder shall not have any rights as a stockholder with respect to the Granted Shares, including voting and dividend rights, unless and until such Granted Shares shall have vested in accordance with the terms hereof, and in all cases subject to the restrictions set forth herein.

6.                  Legend. All certificates representing the Granted Shares to be issued to the Holder pursuant to this Agreement shall have endorsed thereon a legend substantially as follows:

“The shares represented by this certificate are subject to restrictions set forth in a Restricted Stock Agreement dated as of [______] with this Company, a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request.”

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7.                  Tax Liability of the Holder and Payment of Taxes. The Holder acknowledges and agrees that any income or other taxes due from the Holder with respect to the Granted Shares issued pursuant to this Agreement, shall be the Holder’s responsibility. Without limiting the foregoing, the Holder agrees that, to the extent that the lapsing of restrictions on disposition of any of the Granted Shares or the declaration of dividends on any such shares before the lapse of such restrictions on disposition results in the Holder’s being deemed to be in receipt of earned income, the Company shall be entitled to immediate payment from the Holder of the amount of any tax required to be withheld by the Company under applicable tax law. The Holder has been given the opportunity to obtain the advice of his or her tax advisors with respect to the tax consequences of the purchase of the Granted Shares and the provisions of this Agreement.

    Upon execution of this Agreement, if the Holder is a United States tax payer, the Holder may file an election under Section 83 of the Code, in substantially the form attached as Schedule B. The Holder acknowledges that if he or she does not file such an election, as the Granted Shares become vested in accordance with Section 2.1, the Holder will have income for tax purposes equal to the fair market value of the Granted Shares at such date, less the price paid for the Granted Shares by the Holder.

   Any taxes due from the Holder that are required to be withheld by the Company under any applicable tax law shall be paid by the Holder by depositing with the Company an amount of cash equal to the amount determined by the Company to be required with respect to the statutory minimum of the Holder’s estimated total federal, state and local tax obligations associated with the vesting of such shares with respect to the Granted Shares or otherwise withholding from the Holder’s paycheck an amount equal to the withholding tax due and payable.

8.                  Equitable Relief. The Holder specifically acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Agreement, including the attempted transfer of the Granted Shares by the Holder in violation of this Agreement, monetary damages may not be adequate to compensate the Company, and, therefore, in the event of such a breach or threatened breach, in addition to any right to damages, the Company shall be entitled to equitable relief in any court having competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach.

9.                  No Obligation to Maintain Relationship. The Company is not by this Agreement obligated to continue the Holder as an employee, director or consultant of the Company or any affiliate thereof. The Holder acknowledges: (a) that the grant of the shares is a one-time benefit which does not create any contractual or other right to receive future grants of shares, or benefits in lieu of shares; (b) that all determinations with respect to any such future grants, including, but not limited to, the times when shares shall be granted, the number of shares to be granted, the purchase price, and the time or times when each share shall vest, will be at the sole discretion of the Company; (c) that the value of the Granted Shares is an extraordinary item of compensation which is outside the scope of the Holder’s employment contract, if any; and (d) that the Granted Shares are not part of normal or expected compensation for purposes of calculating any resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10.                Notices. Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

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If to the Company:

Loton, Corp
269 South Beverly Drive, Suite 1450

Beverly Hills, CA 90210

If to the Holder:

______________________

______________________

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one (1) business day following delivery by the sender to a recognized courier service, or three (3) business days following mailing by registered or certified mail.

11.              Benefit of Agreement. Subject to the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

12.              Arbitration of Disputes. The parties agree to submit any claim, controversy or dispute arising out of or relating to this Agreement or the relationship created by this Agreement to binding arbitration in accordance with the terms hereof. Such arbitration may be initiated by either party serving upon the other notice stating that the notifying party desires to have such controversy reviewed by a single arbitrator to be conducted in accordance with and subject to the rules of JAMS in effect from time to time. The arbitration proceedings shall be conducted in Los Angeles County, California. The decision in writing of the arbitrator shall be final and conclusive upon the parties. The costs and expenses of arbitration, including the compensation and expenses of the arbitrator, shall be borne by the non-prevailing parties as the arbitrator may determine. Any party may apply to any court which has jurisdiction for an order confirming the award. Any right of either party to judicial action on any matter subject to arbitration hereunder is hereby waived, except suit to enforce the arbitration award.

13.              Governing Law. This Agreement has been entered into in the State of California and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such state.

14.              Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

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15.              Entire Agreement. This Agreement, together with the Employment Agreement, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

16.              Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

17.              Consent of Spouse/Domestic Partner. If the Holder has a spouse or domestic partner as of the date of this Agreement, the Holder’s spouse or domestic partner shall execute a Consent of Spouse/Domestic Partner in the form of Schedule A hereto, effective as of the date hereof. Such consent shall not be deemed to confer or convey to the spouse or domestic partner any rights in the Granted Shares that do not otherwise exist by operation of law or the agreement of the parties. If the Holder subsequent to the date hereof, marries, remarries or applies to the Company for domestic partner benefits, the Holder shall, not later than sixty (60) days thereafter, obtain his or her new spouse/domestic partner’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by having such spouse/domestic partner execute and deliver a Consent of Spouse/Domestic Partner in the form of Schedule A.

18.              Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.              Data Privacy. By entering into this Agreement, the Holder: (a) authorizes the Company and each affiliate thereof to disclose to the Company or any of its affiliates such information and data as the Company or any such affiliate shall request in order to facilitate the grant of Granted Shares; (b) waives any data privacy rights he or she may have with respect to such information; and (c) authorizes the Company and such affiliate to store and transmit such information in electronic form.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Loton, Corp, a Nevada corporation

By:
Name:
Title:

Holder

By:
Name:	John Petrocelli